ASSET PURCHASE
AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into effective July 1, 2021, modifying the April 1, 2001, which in turn modified the March 19, 2021 Asset Purchase Agreement by and between:

RushNet Inc., a Colorado corporation, 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137 (trading symbol RSHN, herein referred to as the "Company" or "RushNet").

Richard Goulding, MD ("Richard"), with principal offices located at 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137.

Ashley Sweat (herein sometimes referred to as "Ashley"), with principal offices located at 1122 Cambridge Square Suite E Alpharetta, GA 30009 and its shareholders and directors are hereinafter sometimes collectively referred to as the "Acquiring Group").

RECITALS:

WHEREAS, the Company currently has 9,000,000,000 authorized common shares, of which, 7,824,641,795 common shares are issued and outstanding with 60,000,000 shares just issued and 50,000,000 shares of Series A Preferred Stock are authorized, of which 35,000,000 of which are issued to Richard, which presently give him voting control;

WHEREAS, as of Closing, the Company's debts will be less than $10,000, including $7,530.94 currently due to the stock transfer agent, but excluding an indebtedness to the state of Nevada of approximately $43,000, of which Nevada is not seeking collection;

WHEREAS, Ashley has approved and declared it advisable to effect the transactions as provided for herein (the "Acquisition");

WHEREAS, a majority of the shareholders and a majority of the members of the Board of Directors of the Company, and a majority of the shareholders and a majority members of Ashley have determined that the Acquisition is in furtherance of and consistent with the respective long-term business strategies of each and is fair to and in the best interests of its members;

WHEREAS, Richard is a principal of Gold River Productions, Inc (Gold River).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

The Recitals are hereby incorporated herein by this reference.

Article I

The Asset Acquisition

SECTION 1.1 The Asset Acquisition.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, 35,000,000 of the 50,000,000 authorized shares of the RushNet Series A Preferred Stock was conveyed to Ashley Sweat (the "Control Shares"), each such share having 300 votes.

(b) In exchange for such Control Shares, Ashley Sweat paid $10,000 to Richard.

(c) The Control Shares shall be free and clear of all Liens, and shall constitute all right, title and interest in such property.

(d) Richard, as chairman of the board, and as sole Board member, shall appoint Ashley Sweat to the Board of Directors and shall resign from all of his officerships and directorships.

(e) Richard and his relatives, including his brother, hereby relinquish all rights to any and all amounts due from the Company, including for any past services rendered.

(f) Richard shall make arrangements for the satisfaction of amounts due to Securities Counselors Inc., Securities Counselors, Inc. and its principals hereby relinquishing any and all claims against the Company.

(g) Upon closing, the existing assets of RushNet shall be transferred to the subsidiary of the Company, Rush Merger Sub Inc. (such subsidiary being herein referred to as "Merger Sub").

(h) Within six months of closing, $40,000 shall be paid into the IOLTA account of Securities Counselors, Inc. to pay, at the rate of $5000 per month, until paid in full, the costs associated with the spinoff of Merger Sub, to become a separate public company, by dividend of its shares to the existing shareholders of RushNet and shall further extinguish any and all liabilities of the Company to Securities Counselors Inc., including for past services rendered (the "Spinoff"). As part of the Spinoff and at the time of the Spinoff, Richard shall become the controlling shareholder of Merger Sub. All parties will cooperate and work jointly, including providing all documentation when necessary, and upon request, to enable Merger Sub to file with the SEC and thus Spinoff from the public entity, currently named "RushNet", to hereinafter be renamed in accordance with the desires of Ashley Sweat.

(i) RushNet, Gold River and Ashley will collaborate on potential new products which would build on products developed by Gold River.

(j) Should GRPS, Richard or Merger Sub, directly or indirectly introduce Ashley to a physician or entity which uses Ashley's services, Ashley will pay a 50% marketing fee to GRPS, with respect to revenues resulting from such introductions, to GRPS, Richard or Merger Sub, as the case may be, as specified by Richard; provided, however, that Ashley shall have the option to cause the 50% marketing fee to be reduced to 45% by issuing to GRPS, Richard or Merger Sub, as designated by Richard, a 2% equity ownership interest in Ashley (the "2% Equity Interest").

(k) Richard will introduce Ashley Sweat to the medical doctor distribution channels with which he is associated.

(l) Ashley Sweat will introduce Richard to Ashley Sweat's distribution resources as indicated in Exhibit B.

(m) Other than the 2% Equity Interest, neither Gold River, Merger Sub or the current principals, shall retain any equity position in Ashley, post-Spinoff.

(n) All parties will cooperate and work jointly, including providing all documentation necessary, as soon as possible, and upon request, to make RushNet compliant with its filing requirements with OTC Markets, including in order to make it "Pink Current".

SECTION 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of Securities Counselors, Inc., within 48 hours of the execution of this Agreement by all parties (or at such other date, time and place as the parties hereto may agree).

SECTION 1.3 Effective Time. On the date of Closing, Richard shall cause to be delivered to Ashley Sweat, the Control Block, subject to the terms hereof. Also, on the date of Closing, Richard shall appoint Ashley Sweat or his designee to the Board of Directors of the Company and then resign, in accordance with the resolutions attached hereto and made a part hereof.

Article II

REPRESENTATIONS AND WARRANTIES OF ASHLEY SWEAT

The Acquiring Group warrants and covenants to the Company as follows and acknowledge that the Company is relying upon such representations and warranties in connection with the Contemplated Transactions (as hereinafter defined):

SECTION 2.1 The Acquiring Group has the right and power to engage in this transaction and to convey at Closing, free from any other contractual or legal restrictions of any kind.

SECTION 2.2 Authority Relative to this Agreement. The Acquiring Group has full power, capacity and authority to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Acquiring Group of each Transaction Document and the consummation of the Contemplated Transactions to which the members of the Acquiring Group are, collectively, or at Closing, will be, a party will have been duly and validly authorized by each

member of the Acquiring Group, respectively, and no other acts by or on behalf of any member of the Acquiring Group will be necessary or required to authorize the execution, delivery and performance by the Acquiring Group, of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be, a party. This Agreement and the other Transaction Documents to which members of the Acquiring Group is a party have been duly and validly executed and delivered by the Acquiring Group and (assuming the valid execution and delivery thereof by the other parties thereto) will constitute the legal, valid and binding agreements of each member of the Acquiring Group enforceable against the Acquiring Group in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 2.3 No Conflicts; Consents. The execution, delivery and performance by each member of the Acquiring Group of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which one is a party, will not: (i) violate any provision of the articles or organization; (ii) require Ashley to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth herein, if at all (the "Ashley Required Consents"); (iii) violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract (including any Real Property Lease, license or permit) to which Ashley is a party or by which it or any of its assets is bound or subject, or to the best of the knowledge of any member of the Acquiring Group violate any Order, any Law, of any Governmental Body against, or binding upon, any member of the Acquiring Group; or (iv) violate or result in the revocation or suspension of any Permit.

SECTION 2.4 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Ashley who might be entitled to any fee or commission from Ashley in connection with the consummation of the Contemplated Transactions.

Article III

REPRESENTATIONS AND WARRANTIES OF RUSHNET INC., MERGER SUB AND RICHARD GOULDING, MD

The Company and Richard represent, warrant and covenant to Ashley and to members of the Acquiring Group as follows and acknowledges that the members of the Acquiring Group are relying upon such representations and warranties in connection with the Contemplated Transactions:

SECTION 3.1 Authority Relative to this Agreement. The Board of Directors has authorized the officers of the Company to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the Contemplated Transactions. Following the affirmative vote of Richard in his capacity as the holder of the pre-closing voting control, in favor of the Contemplated Transactions (effective immediately prior to their transfer hereunder), the execution, delivery and performance by the Company of each Transaction Document and the

consummation of the Contemplated Transactions to which it is or, at Closing, will be, a party no other acts by or on behalf of the Company are necessary or required to authorize the execution, delivery and performance by the Company of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be a party. This Agreement and the other Transaction Documents to which the Company is a party have been, executed and delivered by the Company and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes, or will, at the Closing, constitute, as the case may be, the legal, valid and binding agreements of the Company enforceable against it in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable Laws affecting the enforcement of shareholders' or creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by the Company of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Company is a party does not and will not: (i) violate any provision of the certificate of incorporation or by-laws of the Company, as the case may be; (ii) other than the filing of current information with OTC Markets and such other forms or schedules, require the Company to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person; (iii) except as set forth in Schedule 3.2, if at all, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time), or permit the suspension or termination of, any material Contract to which the Company is a party or any of them or any of its assets is bound or subject or result in the creation or any Lien upon any assets of the Company; or (iv) violate any Order or, to the Company's knowledge, any Law of any Governmental Body against, or binding upon, the Company, or upon any of its respective assets or businesses.

SECTION 3.3 Corporate Existence and Power of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 9,000,000,000 shares of common stock. The Company has approximately 7,824,641,795 common shares are issued and outstanding with 60,000,000 shares just issued. All of the Company Common Stock is, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind.

(b) There are no other shares of common stock, preferred stock or securities issuable except as expressly stated in this Section 3.4, nor are there any options, warrants, notes, phantom stock agreements or other rights to receive shares of the Company's Common Stock or other securities.

SECTION 3.5 OTC Filings. On the Closing Date, or within one week thereafter, the Company will be current in its information requirements with OTC Markets and will take all steps necessary and at its expense to ensure that such information is current on or before Closing Date, or within one week thereafter. As soon as reasonably practical following the Closing Date, the Company will have taken reasonable steps to file with OTC Markets the statements that may be required to be filed by it disclosing the Contemplated Transactions. As of their respective

dates, these reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them not misleading, in light of the circumstances under which they are made and these reports and statements will comply in all material respects with all applicable requirements of the Exchange Act and the Securities Act.

SECTION 3.6 Liabilities. Except for its obligations to the stock transfer agent, to Securities Counselors Inc., to Richard, to the state of Nevada, the Company's liabilities as of the date hereof are less than $5000 which shall be defrayed by Securities Counselors, Inc. from the $40,000. Richard has agreed to assume any and all other obligations that may be due from the Company and on the Closing Date, and the Company will not have any other Liabilities outstanding.

SECTION 3.7 Financial Statements. All financial, business and accounting books, ledgers, accounts and official and other records relating to RushNet have been properly and accurately kept and completed, and RushNet has no knowledge, notice belief or information there are any material inaccuracies or discrepancies contained or reflected therein.

SECTION 3.8 Absence of Certain Changes. (a) The Company has conducted its business in the ordinary course consistent with past practice and except as disclosed herein, if at all, there has not been:

(i) Any change in any method of accounting or accounting practice by the Company;

(ii) Any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, stockholder, director, consultant, agent or employee of the Company, or any alteration in the benefits payable or provided to any thereof;

(iii) Any material adverse change in the relationship of the Company with its employees, customers, suppliers or vendors;

(iv) Except for any changes made in the ordinary course of business, any material change in any of the Company's business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies; and

(v) Any agreement or arrangement whether written or oral dealing with any of the foregoing.

SECTION 3.09 Contracts. (a) Schedule 3.09 sets forth an accurate and complete list of any and all Contracts to which the Company is a party or by which it or its assets are bound or subject, if at all, that: (i) cannot be cancelled upon 30 days' notice without the payment or penalty of less than Five Thousand Dollars ($5,000); or (ii) involve aggregate annual future payments by or to any person of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to Ashley.

(b) All Contracts to which the Company is a party are valid, subsisting, in full force and effect and binding upon the Company and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts. To the best of the Company's knowledge and belief, except as set forth on Schedule 3.09, if at all, the Company is not in default (or alleged default) under any such Contract.

SECTION 3.10 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving the Company, its assets or its business. There are no Claims (whether or not the defence thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of the Company's knowledge, threatened on the date hereof, against or involving the Company, its assets or its business except as are set forth on Schedule 3.11, if at all.

SECTION 3.11 Taxes. Except as set forth herein, if at all: (a)

(i) the Company has filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(ii) the Company has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of the Company shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(iii) the accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of the Company as of the date of the Interim Statements or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of the Company as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of the Company whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with U.S. GAAP;

(iv) no extension of time has been requested or granted for the Company to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and the Company has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(v) the Company has not received notice of a Tax Deficiency and, to the Company's knowledge, no Tax Deficiency is proposed or threatened;

(vi) all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(vii) there are no Tax Liens on or pending against the Company or any of the assets, other than those which constitute Permitted Liens;

(viii) there are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(ix) no issue has been raised in any examination, investigation, suit, action, claim or proceeding relating to Taxes which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(x) there are no pending or threatened Tax Audits of the Company;

(xi) the Company has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(xii) there are no transfer or other taxes (other than income taxes) imposed by any state on the Company by virtue of the Contemplated Transactions; and

(xiii) no claim has been made by any Tax Authority that the Company is subject to Tax in a jurisdiction in which Emporia is not then paying Tax of the type asserted.

Each reference to a provision of the Code in this Section shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law.

(b) To the Company's knowledge, the Company has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto. The Company has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing. With respect to sales made by the Company prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by the Company and will be included in the assets of the Company as of the date of Closing.

SECTION 3.12 Compliance with Laws. The Company is not in violation of any Orders and to the best of the Company's knowledge, belief and information, any Laws of any Governmental Bodies affecting the Company or the Company Common Stock.

SECTION 3.13 Environmental Matters. To the best of the Company's knowledge, belief and information, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 3.14 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the consummation of the Contemplated Transactions.

SECTION 3.15 Disclosure. Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to Ashley by or on behalf of the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no events, transactions or other facts, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or business of the Company.

SECTION 3.16 Authority. Richard represents that he is the sole duly elected member of the board of directors and sole officer of the Company and has full power and authority to enter into this agreement and the Contemplated Transactions.

SECTION 3.17 Ownership of Shares. Richard represents that he is the sole owner of 35,000,000 shares of Series A Preferred Stock of the Company's common stock and that such shares have been validly issued, are fully paid, are non-assessable, that he has full power and authority to transfer and convey the same and that there are no other shares of such preferred stock or any other classes or series of preferred stock issued or outstanding.

Article IV

COVENANTS AND AGREEMENTS

The members of the Acquiring Group covenant to the Company; and the Company covenants to Ashley that:

SECTION 4.1 Filings and Authorizations. The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement including without limitation the preparation of any documents required to be filed with FINRA, OTC Markets or the State of its organization in connection with the transactions contemplated by this Agreement; and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which the Shareholders reasonably object in writing. All such filings shall comply in form and content in all material respects with applicable Law. The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith.

SECTION 4.2 Confidentiality. Each party hereto shall hold in strict confidence, and shall use its best efforts to cause all of its officers, employees, agents and professional counsel and accountants, (collectively, "Representatives") to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law, all information concerning any other party which it has obtained from such party prior to, on, or after the date hereof in connection with the Contemplated Transactions, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section. The foregoing provision shall not apply to any such information to the extent; (i) known by any party prior to the date such information was provided to such party in connection with the Contemplated Transactions; (ii) made known to such party from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of such party or any of its Representatives.

SECTION 4.3 Expenses. The members of the Acquiring Group, the Company and Ashley shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

SECTION 4.4 Tax Matters. The members of the Acquiring Group and the Company shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies with respect to all taxable periods.

Refunds or credits of Taxes that were paid by Ashley with respect to any periods shall be for the account of Ashley.

SECTION 4.5 Further Assurances. At any time and from time to time after the date of Closing, upon the reasonable request of any party hereto, the other party(ies), shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement.

SECTION 4.6 Due Diligence. Prior to the Closing Date, the parties agree that each of them shall be entitled, through its Representatives, to make such investigation of the properties, businesses and operations of each other party, and such examination of the books, records and financial condition of the other parties, as such party reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice. No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties contained in this Agreement.

SECTION 4.7 Provide Documents. The Company agrees to provide any and all documents necessary to allow the Company's new management to effect corporate actions with FINRA, specifically a name and symbol change. Further, the Acquiring Group intends to "up-list" to NASDAQ or the NYSE and as part of that process, will need to have complete copies of the minute book of the Company containing all shareholder actions and board minutes, bylaws, committee charters, board minutes and consents and will need to have a PCAOB audit conducted for the two previous years of the Company's operations, Richard agrees that he will provide any and all accounting records and necessary and will fully cooperate with the auditors in their audit of the Company's financial statements.

Article V

CONDITIONS TO CLOSING

SECTION 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

(b) No Proceedings or Litigation. No Claim instituted by any person (other than pursuant to this Agreement) shall have been commenced or pending against Ashley, the Company, or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

SECTION 5.2 Conditions to the Obligations of the Shareholders. The obligations of each party hereunder to consummate the Contemplated Transactions are subject to the fulfilment prior to or at the Closing of each of the following further conditions:

(a) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c) No Material Adverse Change. From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on the Company.

(d) Documentation. There shall have been delivered to Ashley the following:

(i) a certificate, dated the Closing Date, of the Chairman of the Board and the President of the Company confirming the matters set forth in Section 5.2(a) (b) and (c) hereof;

(ii) the stock certificates, or book entry share entitlements in the names of the Ashley shareholders and in the amounts of the Company Common Stock as set forth herein;

(iii) resolutions adopted by the board of directors of the Company authorizing the transactions contemplated hereby, certified by the Secretary of the Company;

(iv) a resolution adopted by the board of directors of the Company appointing Ashley Sweat to the board of directors of the Company;

(v) a letter of resignation of Richard Goulding, MD, resigning all positions he holds with the Company;

(vi) the elections and appointments of and resignations of each of the prior officers and directors of the Company;

(vii) a consent to be filed with the transfer agent granting to the Acquiring Group's designee access to the Company's transfer records with full power and authority to instruct the transfer agent with respect to cancelations and issuances of the Company's shares.

SECTION 5.3 Conditions to the Obligations of the Company. All obligations of the Company to consummate the Contemplated Transactions hereunder are subject, at the option of the Company, to the fulfilment or waiver prior to or at the Closing of each of the following further conditions:

(a) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company, contained in this Agreement and in any certificate or other writing delivered by the Company,

Ashley Sweat pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c) No Material Adverse Change. From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on the Company or Ashley, as the case may be.

Article VI

INDEMNIFICATION

SECTION 6.1 Survival of Representations, Warranties and Covenants. (a) Notwithstanding any right of the Company fully to investigate the affairs of Ashley and the rights of Ashley Sweat to fully investigate the affairs of the Company, and notwithstanding any knowledge of facts determined or determinable by the Company, or Ashley, pursuant to such investigation or right of investigation, Ashley Sweat and the Company have the right to rely fully upon the representations, warranties, covenants and agreements of each of the others, respectively, contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of Ashley Sweat and the Company respectively, contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty four (24) months after the date of Closing; provided, however, that the liability of Ashley Sweat and the Company shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which Ashley Sweat and/or the Company has been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section, or which arise or result from or are related to a Claim for fraud.

SECTION 6.2 Obligation of Ashley Sweat to Indemnify. Ashley Sweat agrees to indemnify, defend and hold harmless the Company (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the "Losses") suffered or incurred by the Company, or any of the foregoing persons arising out of any breach of the representations and warranties of Ashley Sweat contained in this Agreement, or of the covenants and agreements contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.3 Obligation of the Company and Richard to Indemnify. The Company and Richard jointly and severally agree to indemnify, defend and hold harmless Ashley Sweat (and any heirs, successor or assignee thereof) from and against any Losses suffered or incurred by Ashley Sweat or any of the foregoing persons arising out of any breach of the representations and warranties of the Company or Richard, or of the covenants and agreements of the Company or Richard contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Within ten (10) days following receipt by any party hereto (the "Indemnitee") of notice of any demand, claim,

circumstance or Tax Audit which would or might give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an "Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Sections 6.2, or 6.3 (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (i) the Asserted Liability includes a Claim seeking an Order for injunction or other equitable or declaratory relief against the Indemnitee, in which case the Indemnitee may at its own cost and expense and at its option defend the portion of the Asserted Liability seeking equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably, and in good faith, after consultation with the Indemnifying Party, concluded that: (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party which could prevent or negatively influence the Indemnifying Party from impartially or adequately conducting such defense; or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party but only to the extent such defense cannot legally be asserted by the Indemnifying Party on behalf of the Indemnitee. If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. If the Indemnifying Party desires to accept a reasonable, final and complete settlement of an Asserted Liability so that such Indemnitee's Loss is paid in full and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party's liability to the Indemnitee shall be limited to the amount offered in the settlement. The Indemnifying Party will exercise good faith in accepting any reasonable, final and complete settlement of an Asserted Liability. In the event the Indemnifying Party elects to defend any Asserted Liability, the Indemnitee may participate, at its own expense, in the defense of such Asserted Liability. In the event the Indemnifying Party is not permitted by the Indemnitee to defend the Asserted Liability, it may nevertheless participate at its own expense in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

SECTION 6.5 Limits on Indemnification. (a) Notwithstanding the foregoing or the limitations set forth in Section 6.5(b) below, in the event such Losses arise out of any fraud related matter on the part of any Indemnifying Party, then such Indemnifying Party shall be obligated to indemnify the Indemnitee in respect of all such Losses.

(b) Ashley Sweat shall not be liable to indemnify the Company pursuant to Section 6.2 above and the Company shall not be liable to indemnify Ashley Sweat pursuant to Section 6.3 above with respect to special, consequential or punitive damages; or in respect of any individual Loss of less than $2,000.

SECTION 6.6 Exclusive Remedy. The parties agree that the indemnification provisions of this Article VI shall constitute the sole or exclusive remedy of any party in seeking damages or other monetary relief with respect to this Agreement and the Contemplated Transactions, provided that, nothing herein shall be construed to limit the right of any party to seek: (i) injunctive relief for a breach of this Agreement; (ii) legal or equitable relief for a Claim for fraud; or (iii) indemnity under the bylaws of the Company if they are or have been a director or officer of the Company.

Article VII

SPECIFIC PERFORMANCE; TERMINATION

SECTION 7.1 Specific Performance.

(a) Ashley Sweat acknowledges and agrees that, if he fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, the Company will not have adequate remedies at law with respect to such breach. In such event, and in addition to each party's right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The officers and directors of Ashley specifically affirm the appropriateness of such injunctive, other equitable relief or damages in any such action.

(b) The Company acknowledges and agrees that, if it fails to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, Ashley will not have adequate remedies at law with respect to such breach. In such event, and in addition to each party's right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The board of directors of the Company specifically affirms the appropriateness of such injunctive, other equitable relief or damages in any such action.

SECTION 7.2 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Ashley Sweat and the Company;

(b) By Ashley Sweat if: (i) there has been a material misrepresentation or material breach of warranty on the part of the Company or Richard in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within ninety days after written notice thereof from Ashley Sweat; (ii) the Company has committed a breach of any covenant imposed upon it hereunder and fails to cure such breach within thirty days after written notice thereof from Ashley Sweat; or (iii) any condition to Ashley Sweat's obligations

under Article V becomes incapable of fulfilment through no fault of Ashley Sweat, and is not waived by Ashley;

(c) By the Company, if: (i) there has been a misrepresentation or breach of warranty on the part of Ashley Sweat in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from the Company; (ii) Ashley Sweat have committed a breach of any covenant imposed upon them hereunder and fail to cure such breach within thirty days after written notice thereof from the Company; or (iii) any condition to the Company's obligations under Article V becomes incapable of fulfilment through no fault of the Company and is not waived by the Company.

SECTION 7.3 Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that: (i) the agreements contained in Section 4.2 shall survive the termination hereof; and (ii) termination shall not preclude any party from seeking relief against any other party for breach of Section 4.2. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

Article VIII

MISCELLANEOUS

SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

If to Ashley Sweat, at 1122 Cambridge Square Suite E Alpharetta, GA 30009

If to RushNet Inc., 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137

If to Richard Goulding, MD, at 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137

(b) Each such notice or other communication shall be effective when delivered at the address specified in Section 8.1(a). Any party by notice given in accordance with this Section 8.1 to the other parties may designate another address or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only

by a written instrument signed by the Acquiring Group and the Company. The provisions hereof may be waived in writing by the Acquiring Group and the Company, as the case may be. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.4 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be a court in Lake County or in Cook County, Illinois.

SECTION 8.5 Consent to Jurisdiction. Each of the parties hereto irrevocably and voluntarily submits to personal jurisdiction in the State of Illinois and in the Federal courts in such state in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. If for any reason the Federal courts in such state will not entertain such action or proceeding, then the parties hereto irrevocably and voluntarily submit to personal jurisdiction in the state courts located in the State of Illinois in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of any action or proceeding may be heard and determined in any such court. Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under Section 8.1. The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the United States District Court located within the State of Illinois, or alternatively, in the State courts located therein. Each party irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

SECTION 8.6 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by any party hereto without the express written consent of the other party and any purported assignment, unless so consented to, shall be void and without effect.

SECTION 8.7 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

SECTION 8.8 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

SECTION 8.9 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted heirs, successors, assigns and legal representatives, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

Article IX

DEFINITIONS

SECTION 9.1 Definitions. The following terms, as used herein, have the following meanings:

"Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

"Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement as it from time to time may be amended.

"Assets" shall mean all cash, instruments, properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

The term "audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

"Business" shall mean the ownership and operation of the business of the party referred to.

"Condition of the Business" shall mean the financial condition, prospects or the results of operations of the Business, the Assets of the party referred to.

"Contract" shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

"Control" with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"GAAP" shall mean generally accepted accounting principles in effect on the date hereof (or, in the case of any opinion rendered in connection with an audit, as of the date of the opinion) in the subject jurisdiction.

"Governmental Bodies" shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

The term "knowledge" with respect to: (a) any individual shall mean actual knowledge of such individual; and (b) any corporation shall mean the actual knowledge of the directors and executive officers of such corporation; and "knows" has a correlative meaning. The terms "any Shareholder's knowledge," and "Shareholder's knowledge," including any correlative meanings, shall mean the knowledge of any Shareholder.

"Laws" shall mean any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Bodies.

"Liability" shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

"Lien" shall mean any mortgage, lien (including mechanics, warehousemen, labourers and landlords liens), claim, pledge, charge, security interest, pre-emptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

The term "person" shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

"Receivables" shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of Ashley or of the Company.

"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" means all forms, notices, reports, schedules, statements, and other documents filed by Emporia with the SEC within the three years from the Effective Time, whether or not constituting a "filed" document, and includes all proxy statements, registration statements, amendments to registration statements, periodic reports on Forms 10-KSB, 10-QSB, and 8-K, and annual and quarterly reports to shareholders.

"Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any

amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

"Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

"Transaction Documents" shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in this Agreement shall be applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in this Agreement, and those accounting terms used in this Agreement except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP as of the date of the item in question. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

SECTION 9.3 Representation. All Parties hereto have been furnished with the opportunity to retain independent counsel and hereby acknowledge that it is proceeding without counsel, given that Securities Counselors, Inc. has, at least at one time in the past, if not currently, represented such Party. All parties hereby acknowledge the conflict of Securities Counselors, Inc. in this matter.

[THE REMAINDER OF THIS PAGE IS INTRSHNONALLY LEFT BLANK]

[Signature Page to Asset Purchase Agreement by and Among]

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date set forth above.

RushNet Inc. (the "Company" or "RushNet"):

July 1, 2021 Richard Goulding, MD, Chairman of the Board

RICHARD GOULDING, MD:

July 1, 2021 Richard Goulding, MD, individually

ASHLEY SWEAT:

July 13, 2021 Ashley Sweat, individually

ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS RUSHNET INC.

The undersigned, being all of the Members of the Board of Directors of RushNet Inc., a Colorado corporation (the "Corporation"), pursuant to Colorado General Corporation Law and in lieu of a meeting of the Board of Directors of the Corporation, do hereby consent to, adopt, ratify, confirm and approve the Resolutions set forth below, effective as of July 1, 2021.

WHEREAS, after significant discussions and consultations with various professionals, and after careful consideration of the alternatives available, including the advantages and disadvantages of entering into an Asset Purchase Agreement with Ashley ("Ashley"), the Board of Directors (the "Board") of the Corporation deems it advisable and in the best interests of the Corporation and its shareholders to approve and complete the Asset Purchase Agreement by and among the Corporation and Ashley (the "Agreement") attached hereto and made a part hereof; and

WHEREAS, the Agreement calls for the resignation of the officers and directors of the Corporation and requires the appointment of new members to the Board, namely Ashley Sweat.

Approval of Asset Purchase Agreement and Requisite Corporate Actions

NOW, THEREFORE, BE IT RESOLVED, that the Agreement in substantially the form attached hereto, together with such changes and modifications as the officers of this Corporation and corporate actions shall, in their sole and absolute discretion, deem appropriate and in the best interest of this Corporation, is hereby approved in its entirety; and

BE IT FURTHER RESOLVED that each and all of the actions of the officers of this Company taken to date in connection with the negotiation, execution and delivery of the Agreement and each document and instrument contemplated therein or related thereto and each of the other actions of such officers associated with the transactions contemplated therein, including the corporate actions and requisite filings with FINRA, is hereby ratified and confirmed.

Appointment of New Directors and New Officer

BE IT FURTHER RESOLVED: That Ashley Sweat is hereby appointed as Director of the Corporation.

Acceptance of Resignation of Richard Goulding, MD

BE IT FURTHER RESOLVED: That the Resignation of Richard Goulding, MD as director, as CEO and all other positions he holds with the Corporation is hereby accepted, but not prior to the effectiveness of the appointment of Ashley Sweat, and the Corporation hereby expresses its gratitude for Richard Goulding, MD's efforts and services to date. Such resignation shall be effective immediately.

Appointment of New Officer

BE IT FURTHER RESOLVED: That the following are appointed to the offices listed opposite their names effective as of the date hereof:

Ashley Sweat	Chairman, President, CEO and Secretary

BE IT FURTHER RESOLVED, that that each officer of the Corporation is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Corporation, or otherwise, as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

All actions heretofore taken by any director or officer of the Corporation in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

The secretary and any assistant secretary of the Corporation, or any other officer of the Corporation, is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion or such officer, a true copy of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has caused this action to be effective as of July 1, 2021.

Departing Directors:

Richard Goulding, MD

STATE OF ____________

COUNTY OF ______________

Sworn to and subscribed before me this ___ day of ____________, 2021, by Richard Goulding, MD, who is personally known to me or who has produced suitable identification.

Notary's Signature ______________________________

Print Notary's Name ____________________________

NOTARY PUBLIC, State of ________

My commission expires: ___________

Incoming Director:

[signature]
Ashley Sweat

STATE OF Florida

COUNTY OF Duval

Sworn to and subscribed before me this 19th day of July, 2021, by Ashley Sweat, who is personally known to me or who has produced suitable identification.

Notary's Signature [signature]

Print Notary's Name Kariany Ocasio.

NOTARY PUBLIC, State of Florida

My commission expires: 6/18/2024

KARIANY OCASIO
Notary Public - State of Florida
Commission # HH 012293
My Comm. Expires Jun 18, 2024

To: RushNet Inc.
(trading symbol RSHN)
Care of: Securities Counselors, Inc., 4 Office Park Drive, Pod 3, Suite L Palm Coast, FL 32137

Dear Members of the Board of Directors:

I, Richard Goulding, MD, effective immediately following the appointment of Ashley Sweat as Director of the Corporation, hereby resigns from the Board of Directors of RushNet Inc., and resigns, effective immediately, from all other positions I hold with RushNet Inc., including but not limited to, my position as Chief Executive Officer and Director and hereby certify that there are no other members of the Board of Directors and no other officer, other than Ashley Sweat.

Sincerely,

Richard Goulding, MD

STATE OF ___________
COUNTY OF ______________

Sworn to and subscribed before me this ___ day of ____________, 2021, by Richard Goulding, MD, who is personally known to me or who has produced suitable identification.

Notary's Signature ___________________________

Print Notary's Name ___________________________

NOTARY PUBLIC, State of ________

My commission expires: